Exhibit 10.4

CINCO RESOURCES, INC.

2011 LONG TERM INCENTIVE PLAN

ARTICLE I.

ESTABLISHMENT AND PURPOSE

1.1          History; Establishment.

(a)           Effective February 28, 2008, Cinco Natural Resources Corporation (“Cinco NRC”) established the Cinco Natural Resources Corporation 2008 Stock Incentive Plan as an amendment and restatement of the Cinco NRC 2002 Stock Option Plan and 2005 Stock Option Plan.  Thereafter, Cinco NRC, Cinco Resources, Inc. (“Cinco”) and Cinco Merger, Inc. entered into an Agreement and Plan of Merger dated October 29, 2009, pursuant to which Cinco Merger, Inc. merged with and into Cinco NRC and each share of Cinco NRC’s common stock was converted into a share of Common Stock.  In connection with that merger and effective as of the “Effective Time” as defined in such Agreement and Plan of Merger, Cinco (a) assumed and adopted the Cinco NRC 2008 Stock Incentive Plan, (b) renamed it the Cinco Resources, Inc. 2008 Stock Incentive Plan (the “Cinco 2008 Plan”), and (c) each share of Cinco NRC common stock subject to outstanding Awards under the Cinco 2008 Plan was converted into a share of Common Stock.

(b)           Cinco now wishes to amend, restate and rename the Cinco 2008 Plan in connection with that certain Agreement and Plan of Merger dated November 17, 2011 (the “Cima/Cinco Merger Agreement”) entered into by and among Cinco, Cima Resources, Inc. (“Cima”) and Cinco Merger, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Cima, with Cima being the surviving company as a wholly owned subsidiary of Cinco.  In accordance with the Cima/Cinco Merger Agreement, the Cima 2010 Stock Incentive Plan (the “Cima 2010 Plan”) will be merged with and into the Cinco 2008 Plan (the “Stock Plan Merger”) and then each share of Cima common stock covered by a Restricted Stock Award originally granted under the Cima 2010 Plan will be converted into a Cinco Restricted Stock Award, representing the “Per Restricted Share Merger Consideration” (as defined in the Cima/Cinco Merger Agreement), which Cinco Restricted Stock Award will be issued under the Cinco 2008 Plan, as amended and restated.  This Cinco Resources, Inc. 2011 Long Term Incentive Plan (the “Plan”), as set forth in this document, is hereby adopted by Cinco to reflect the Stock Plan Merger and is an amendment and restatement of the Cinco 2008 Plan and the Cima 2010 Plan.

1.2          Purpose.  The purposes of the Plan are to attract and retain the best personnel for positions of substantial responsibility, to provide additional incentives to employees, directors and consultants of Cinco and its Affiliates, and to promote the success of Cinco’s business. Cinco is committed to creating long-term stockholder value.  Cinco’s compensation philosophy is based on the belief that Cinco can best create stockholder value if employees, officers, directors and others performing services for Cinco and its Affiliates act and are rewarded as business owners.  Cinco believes that an equity stake through equity compensation programs effectively aligns service provider and stockholder interests by motivating and rewarding performance that will enhance stockholder value.

1.3          Effectiveness and Term.  The Plan was approved by the Board pursuant to the Cima/Cinco Merger Agreement on November 17, 2011, to be effective as of November 17, 2011.  Unless terminated earlier by the Board pursuant to Section 14.1, the Plan shall terminate on February 27, 2018, which is the day prior to the tenth anniversary of the effective date of the Cinco 2008 Plan.

ARTICLE II.

DEFINITIONS

2.1          “Affiliate” means (a) with respect to Incentive Stock Options, a “parent corporation” or “subsidiary corporation” (as those terms are defined in Section 424 of the Code) of Cinco, (b) with respect to Nonqualified Stock Options and SARs, an organization that is aggregated and treated as a single employer with Cinco under Section 414(b) of the Code (controlled group of corporations) or Section 414(c) of the Code (group of trades or businesses under common control), as applicable, but using an “at least 50 percent” rather than an “at least 80 percent” control level and (c) with respect to other Awards, any corporation, partnership, limited liability company, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, Cinco.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

2.2          “Award” means an award granted to a Participant in the form of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards, Stock Awards or Other Incentive Awards, whether granted singly or in combination.

2.3          “Award Agreement” means a written agreement between Cinco and a Participant that sets forth the terms, conditions, restrictions and limitations applicable to an Award.

2.4          “Board” means the Board of Directors of Cinco.

2.5          “Cash Dividend Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to receive an amount in cash equal to the cash distributions made by Cinco with respect to a share of Common Stock during the period such Award is outstanding.

2.6          “Cause” means, unless otherwise defined in an Employee Agreement entered into by the Participant in which case the definition in the Employee Agreement shall govern if there is a conflict in definitions, a finding by the Committee of acts or omissions of the Participant constituting, in the Committee’s good faith judgment, any of the following: (a) gross negligence or material misconduct in the performance of his duties and responsibilities; (b) the material failure to comply with the lawful directives of the Board, senior officers of Cinco or the Participant’s supervisor; (c) the material failure to devote his full working time, skill, attention and best efforts to, or to substantially and diligently perform, his duties and responsibilities (other than in connection with an approved leave of absence); (d) conduct that is contrary to the best interests of Cinco or its Affiliates or is likely to damage the business of Cinco or its Affiliates, including without limitation their reputation; (e) a breach of duty (other than inadvertent acts or omissions) involving fraud, dishonesty, disloyalty, or a conflict of interest; (f) the material violation of, failure to report, or material failure to enforce the personnel, ethical, or operational policies and procedures of Cinco or its Affiliates; (g) the failure to cooperate with any investigation or inquiry authorized by Cinco or an Affiliate or conducted by a governmental authority related to Cinco’s or an Affiliate’s business or the Participant’s conduct; (h) the Participant’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, any felony or other serious criminal offense or crime of moral turpitude or any violation of federal or state securities laws; or (i) a material violation of any provision of an Employee Agreement or any non-solicitation, non-competition, non-disclosure, intellectual property, or other agreement (or similar agreement) with Cinco or any of its Affiliates.

2.7          “Change of Control” means (a) any consolidation or merger of Cinco in which Cinco is not the continuing or surviving corporation or pursuant to which shares of Cinco’s Common Stock would be converted into cash, securities or other property, other than a merger of Cinco in which the holders of Cinco’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of Cinco and its subsidiaries to any other person or entity (other than an Affiliate of Cinco), (c) the stockholders of Cinco approve any plan or proposal for liquidation or dissolution of Cinco, (d) any person or entity (other than Yorktown Energy Partners IV, L.P., Yorktown Energy Partners V, L.P, Yorktown Energy Partners VI, L.P. or any of their affiliated funds), including a “group” as contemplated by section 13(d)(3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of Cinco’s voting stock (based upon voting power) or (e) as a result of or in connection with a contested election of Directors, the persons who were Directors of Cinco before such election shall cease to constitute a majority of the Board.  Notwithstanding the foregoing, a Change of Control shall not include (i) the initial public offering of the Common Stock or a merger of Cinco and Cima and/or any other affiliate of Yorktown Partners LLC or (ii) any capital raising transaction that is approved by two or more members of the Board who meet the independence requirements of the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted or, if no members of the Board meet such independence requirements, that is approved by the Board.

2.8          “Cinco” means Cinco Resources, Inc., a Delaware corporation, or any successor thereto.

2.9          “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations.

2.10        “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan, which committee shall consist of two or more members of the Board.  To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board.  If possible based on the composition of the Board, during such time as the Common Stock is registered under Section 12 of the Exchange Act, each member of the Committee shall be an Outside Director.  If for any reason the Common Stock is registered under Section 12 of the Exchange Act and the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code (to the extent applicable), such noncompliance with such requirements shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

2.11        “Common Stock” means the common stock of Cinco, $0.001 par value per share, or any stock or other securities hereafter issued or issuable in substitution or exchange for the Common Stock.

2.12        “Company” means Cinco and any Affiliate.

2.13        “Disability,” “Incapacity” or any similar term means, unless otherwise defined in an Employee Agreement entered into by the Participant in which case the definition in the Employee Agreement shall govern if there is a conflict in definitions, (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of Cinco or an Affiliate.

2.14        “Dividend Unit Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to have an additional number of Restricted Stock Units credited to a Participant in respect of the Award equal to the number of shares of Common Stock that could be purchased at Fair Market Value with the amount of each cash distribution made by Cinco with respect to a share of Common Stock during the period such Award is outstanding.

2.15        “Effective Date” means the date this Plan becomes effective as provided in Section 1.3.

2.16        “Employee” means an employee of the Company; provided, however, that the term “Employee” does not include an Outside Director or an individual performing services for the Company who is treated for tax purposes as an independent contractor at the time of performance of services.

2.17        “Employee Agreement” means any agreement between Cinco or an Affiliate and an Employee containing one or more of the following agreements or covenants by the Employee:  (i) an employment agreement, (ii) an agreement by the Employee to keep confidential certain information, (iii) an agreement or covenant to refrain from competing with the Company and/or the Affiliate, (iv) an agreement or covenant to refrain from soliciting employees, contractors, customers, vendors or suppliers of Cinco and/or the Affiliate, or (v) an agreement to disclose and assign to Cinco and/or the Affiliate certain intellectual property, including without limitation, ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements.

2.18        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.19        “Fair Market Value” means (a) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, the American Stock Exchange and the New York Stock Exchange, the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the date of the determination (or if there was no quoted price for such date, then for the last preceding business day on which there was a quoted price), as reported in The Wall Street Journal or such other source as the Committee deems reliable, (b) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the Common Stock for the date of the determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable or (c) if the Common Stock is not reported or quoted by any such organization, (i) with respect to Incentive Stock Options, fair market value of the Common Stock as determined in good faith by the Committee within the meaning of Section 422 of the Code or (ii) with respect to other Awards, fair market value of the Common Stock as determined in good faith by the Committee using a “reasonable application of a reasonable valuation method” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iv)(B) or other applicable valuation rules under the Code or applicable law. Notwithstanding the foregoing, in the event that the date of determination is the date of the execution and delivery of the underwriting agreement relating to date of closing of Cinco’s IPO (as defined below), “Fair Market Value” shall mean the initial per share public offering price of the shares of Common Stock sold in the IPO as reflected in the final prospectus filed with the SEC.  For purposes of this definition, “IPO” means an initial public offering of shares of Common Stock to the public in an underwritten offering pursuant to a registration statement under the Securities Act or the securities laws of any other jurisdiction.

2.20        “Grant Date” means the date an Award is determined to be effective by the Committee upon the grant of such Award.

2.21        “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422(b) of the Code.

2.22        “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.23        “162(m) Requirements” is defined in Section 11.3.

2.24        “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Article VII.  An Option may be either an Incentive Stock Option or a Nonqualified Stock Option, as determined by the Committee.

2.25        “Other Incentive Award” means an incentive award granted to a Participant pursuant to Article XII.

2.26        “Outside Director” means a member of the Board who (a) meets the independence requirements of the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, (b) from and after the date on which the remuneration paid (or Awards made) pursuant to the Plan becomes subject to the deduction limitation under Section 162(m) of the Code, qualifies as an “outside director” under Section 162(m) of the Code, (c) qualifies as a “non-employee director” of Cinco under Rule 16b-3 and (d) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of shares of Common Stock to Employees.

2.27        “Participant” means an Employee, Outside Director or other individual performing services for the Company that has been granted an Award; provided, however, that no Award that may be settled in Common Stock may be issued to a Participant that is not a natural person.

2.28        “Performance Award” means an Award granted to a Participant pursuant to Article XI to receive cash and/or Common Stock conditioned in whole or in part upon the satisfaction of specified performance criteria.

2.29        “Permitted Transferee” shall have the meaning given such term in Section 15.4.

2.30        “Plan” means the Cinco Resources, Inc. 2011 Long Term Incentive Plan, as in effect from time to time.

2.31        “Prior Plans” means the Cinco Resources, Inc. 2008 Stock Incentive Plan and the Cima Resources, Inc. 2010 Stock Incentive Plan.

2.32        “Restricted Period” means the period established by the Committee with respect to an Award of Restricted Stock or Restricted Stock Units during which the Award remains subject to forfeiture.

2.33        “Restricted Stock” means a share of Common Stock granted to a Participant pursuant to Article IX that is subject to such terms, conditions and restrictions as may be determined by the Committee.

2.34        “Restricted Stock Unit” means a fictional share of Common Stock granted to a Participant pursuant to Article X that is subject to such terms, conditions and restrictions as may be determined by the Committee.

2.35        “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation that may be in effect from time to time.

2.36        “Section 409A” means Section 409A of the Code and the Treasury Regulations and other guidance thereunder.

2.37        “SEC” means the United States Securities and Exchange Commission, or any successor agency or organization.

2.38        “Securities Act” means the Securities Act of 1933, as amended.

2.39        “Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to Article VIII with respect to a share of Common Stock to receive upon exercise cash, Common Stock or a combination of cash and Common Stock, equal to the appreciation in value of a share of Common Stock.

2.40        “Stock Award” means a share of Common Stock granted to a Participant pursuant to Article XII that is not subject to vesting or forfeiture restrictions.

ARTICLE III.

PLAN ADMINISTRATION

3.1          Plan Administrator and Discretionary Authority.  The Plan shall be administered by the Committee.  The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.  The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan.  Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to (a) interpret the Plan and the Award Agreements executed hereunder, (b) decide all questions concerning eligibility for, and the amount of, Awards granted under the Plan, (c) construe any ambiguous provision of the Plan or any Award Agreement, (d) prescribe the form of Award Agreements, including, without limitation, establishing vesting and other restrictions, (e) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement, (f) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper, (g) make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper, (h) determine whether Awards should be granted singly or in combination, (i) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations, (j) accelerate the exercise, vesting or payment of an Award when such action or actions would be in the best interests of the Company, (k) require Participants to hold a stated number or percentage of shares of Common Stock acquired pursuant to an Award for a stated period and (l) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan.  The Committee shall have authority in its sole discretion with respect to all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including without limitation its construction of the terms of the Plan and its determination of eligibility for participation in, and the terms of Awards granted under, the Plan.  The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan, including without limitation Participants and their respective Permitted Transferees, estates, beneficiaries and legal representatives.  In the case of an Award intended to be eligible for the performance-based compensation exemption under Section 162(m) of the Code, the Committee shall exercise its discretion consistent with qualifying the Award for such exemption.  In the case of an Award intended to be exempt from or compliant with Section 409A, the Committee shall exercise its discretion consistent with such intent.  The Committee shall have the authority, in its sole and absolute discretion, to delegate its duties and functions under the Plan to the Chief

Executive Officer or other named executive officer of Cinco or such other agents as it may appoint from time to time, provided the Committee may not delegate its duties where such delegation would violate state corporate law or with respect to making Awards to, or otherwise with respect to Awards granted to, individuals who are covered employees receiving Awards that are intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Code.

3.2          Liability; Indemnification.  No member of the Committee, nor any person to whom it has delegated authority, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Awards granted hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and protected by Cinco with respect to any liability he may incur with respect to any such action, interpretation or determination, to the maximum extent permitted by applicable law.

ARTICLE IV.

SHARES SUBJECT TO THE PLAN

4.1          Available Shares.

(a)           Subject to adjustment as provided in Sections 4.2, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan shall be 168,284 shares.  If an Award or Option granted under the Plan or the Prior Plans expires, is forfeited or becomes unexercisable for any reason without having been exercised in full, the undelivered shares of Common Stock which were subject to the Award or Option shall, unless the Plan shall have been terminated, become available for future Awards under the Plan.

(b)           The maximum number of shares of Common Stock that may be subject to Incentive Stock Options granted under the Plan is 168,284 shares.  The maximum number of shares of Common Stock that may be subject to all Awards granted under the Plan to any one Participant each fiscal year is 84,142 shares.  The maximum number of shares of Common Stock that may be subject to Nonqualified Stock Options and SARs granted under the Plan to any one Participant during a fiscal year is 84,142 shares.  The limitations provided in this Section 4.1(b) shall be subject to adjustment as provided in Section 4.2.

(c)           Shares of Common Stock issued pursuant to the Plan may be original issue or treasury shares or a combination of the foregoing, as the Committee, in its sole discretion, shall from time to time determine.  During the term of this Plan, Cinco will at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.

(d)           Notwithstanding any provision of this Plan to the contrary, the Board or the Committee shall have the right to substitute or assume awards in connection with mergers, reorganizations, separations or other transactions to which Section 424(a) of the Code applies, provided such substitutions or assumptions are permitted by Section 424 of the Code (or, if applicable, Section 409A) and the regulations promulgated thereunder.

(e)           To comply with Rule 701 promulgated under the Securities Act, while the Common Stock is not registered under Section 12 of the Exchange Act, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan during any consecutive 12-month period shall be the greatest of (i) a number of shares having an aggregate sales price of $1,000,000, (ii) a number of shares having an aggregate sales price equal to 15% of the Company’s total assets, measured on the date of the Company’s most recent balance sheet, or (iii) a number of shares equal to 15% of the Company’s outstanding Common Stock, measured on the date of the Company’s most recent balance sheet.

4.2          Adjustments for Recapitalizations and Reorganizations.  Subject to Article XIII, if there is any change in the number or kind of shares of Common Stock outstanding (a) by reason of a stock dividend, spin-off, recapitalization, stock split or combination or exchange of shares, (b) by reason of a merger, reorganization or consolidation, (c) by reason of a reclassification or change in par value or (d) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class without Cinco’s receipt of consideration, or if the value of outstanding shares of Common Stock is reduced as a result of a spin-off or Cinco’s payment of an extraordinary cash dividend, or distribution, or dividend or distribution consisting of any assets of Cinco other than cash, the maximum number and kind of shares of Common Stock available for issuance under the Plan, the maximum number and kind of shares of Common Stock for which any individual may receive Awards in any fiscal year or under the Plan, the number and kind of shares of Common Stock covered by outstanding Awards, and the price per share or the applicable market value or performance target of such Awards will be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  Notwithstanding the provisions of this Section 4.2, (i) the number and kind of shares of Common Stock available for issuance as Incentive Stock Options under the Plan shall be adjusted only in accordance with Sections 422 and 424 of the Code and the regulations thereunder, and (ii) outstanding Awards and Award Agreements shall be adjusted in accordance with (A) Sections 422 and 424 of the Code and the regulations thereunder with respect to Incentive Stock Options and (B) Section 409A with respect to Nonqualified Stock Options, SARs and, to the extent applicable, other Awards.

4.3          Adjustments for Awards.  The Committee shall have sole discretion to determine the manner in which shares of Common Stock available for grant of Awards under the Plan are counted.  Without limiting the discretion of the Committee under this Section 4.3, unless otherwise determined by the Committee, the following rules shall apply for the purpose of determining the number of shares of Common Stock available for grant of Awards under the Plan:

(a)           Options, Restricted Stock and Stock Awards.  The grant of Options, Restricted Stock or Stock Awards shall reduce the number of shares of Common Stock available for grant of Awards under the Plan by the number of shares of Common Stock subject to such an Award.

(b)           SARs.  The grant of SARs that may be paid or settled (i) only in Common Stock or (ii) in either cash or Common Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon the exercise of SARs, the excess of the number of shares of Common Stock with respect to which the Award is exercised over the number of shares of Common Stock issued upon exercise of the Award shall again be available for grant of Awards under the Plan.  The grant of SARs that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.

(c)           Restricted Stock Units.  The grant of Restricted Stock Units (including those credited to a Participant in respect of a Dividend Unit Right) that may be paid or settled (i) only in Common Stock or (ii) in either cash or Common Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon settlement of the Award, the excess, if any, of the number of shares of Common Stock that had been subject to such Award over the number of shares of Common Stock issued upon its settlement shall again be available for grant of Awards under the Plan.  The grant of Restricted Stock Units that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.

(d)           Performance Awards and Other Incentive Awards.  The grant of a Performance Award or Other Incentive Award in the form of Common Stock or that may be paid or settled (i) only in Common Stock or (ii) in either Common Stock or cash shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon settlement of the Award, the excess, if any, of the number of shares of Common Stock that had been subject to such Award over the number of shares of Common Stock issued upon its settlement shall again be available for grant of Awards under the Plan.  The grant of a Performance Award or Other Incentive Award that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.

(e)           Cancellation, Forfeiture and Termination.  If any Award referred to in Sections 4.3(a), (b), (c) or (d) (other than an Award that may be paid or settled only for cash) is canceled or forfeited, or terminates, expires or lapses, for any reason, the shares then subject to such Award shall again be available for grant of Awards under the Plan.

(f)            Payment of Exercise Price and Withholding Taxes.  If shares of Common Stock are used to pay the exercise price of an Award, the number of shares available for grant of Awards under the Plan shall be increased by the number of shares delivered as payment of such exercise price.  If shares of Common Stock are used to pay withholding taxes payable upon exercise, vesting or payment of an Award, or shares of Common Stock that would be acquired upon exercise, vesting or payment of an Award are withheld to pay withholding taxes payable upon exercise, vesting or payment of such Award, the number of shares available for grant of Awards under the Plan shall be increased by the number of shares delivered or withheld as payment of such withholding taxes.

4.4          No Repricing; Replacement.  Except for adjustments made pursuant to this Article and Article XIII, no Award may be repriced, replaced, regranted through cancellation or modified without shareholder approval, if the effect would be to reduce the exercise price for the shares underlying such Award, and the Committee may not cancel an outstanding Option that is under water for the purpose of granting a replacement Award of a different type.

ARTICLE V.

ELIGIBILITY

The Committee shall select Participants from those Employees, Outside Directors and other individuals providing services to the Company that, in the opinion of the Committee, are in a position to make a positive contribution to the success of the Company.  Once a Participant has been selected for an Award by the Committee, the Committee shall determine the type and size of Award to be granted to the Participant and shall establish in the related Award Agreement the terms, conditions, restrictions and limitations applicable to the Award, in addition to those set forth in the Plan and the administrative guidelines and regulations, if any, established by the Committee.  Notwithstanding the foregoing, Employees, Outside Directors and other individuals that provide services to Affiliates that are not considered a single employer with Cinco under Code Section 414(b) or Code Section 414(c) shall not be eligible to receive Awards which are subject to Section 409A until the Affiliate adopts this Plan as a participating employer in accordance with Section 15.18.

ARTICLE VI.

FORM OF AWARDS

6.1          Form of Awards.  Awards may be granted under the Plan, in the Committee’s sole discretion, in the form of Options pursuant to Article VII, SARs pursuant to Article VIII, Restricted Stock pursuant to Article IX, Restricted Stock Units pursuant to Article X, Performance Awards pursuant to Article XI and Stock Awards and Other Incentive Awards pursuant to Article XII, or a combination thereof.  All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan.  The Committee may, in its sole discretion, subject any Award to such other terms, conditions, restrictions and/or limitations (including without limitation the time and conditions of exercise, vesting or payment of an Award and restrictions on transferability of any shares of Common Stock issued or delivered pursuant to an Award), provided they are not inconsistent with the terms of the Plan.  The Committee may, but is not required to, subject an Award to such conditions as it determines are necessary or appropriate to ensure that an Award constitutes “qualified performance based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder.  Awards under a particular Article of the Plan need not be uniform, and Awards under more than one Article of the Plan may be combined in a single Award Agreement.  Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.  Subject to compliance with applicable tax law (including Section 409A), an Award Agreement may provide that a Participant may elect to defer receipt of income attributable to the exercise or vesting of an Award.

ARTICLE VII.

OPTIONS

7.1          General.  Awards may be granted in the form of Options that may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both.  Incentive Stock Options may be granted only to Employees.  Nonqualified Stock Options may be granted only to Employees, Outside Directors or other individuals performing services for Cinco or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with Cinco and ending with the corporation or other entity for which the Employee, Outside Director or other individual or entity performs services.  For purposes of this Section, “controlling interest” means (a) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock entitled to vote of such corporation or at least 50% of the total value of shares of all classes of stock of such corporation; (b) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (c) in the case of a sole proprietorship, ownership of the sole proprietorship; or (d) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation Section 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate.

7.2          Terms and Conditions of Options.  An Option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee.  The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such exercise price shall not be less than the greater of (a) the par value per share of the Common Stock or (b) 100% of the Fair Market Value per share of Common Stock on the Grant Date unless, with respect to a Nonqualified Stock Option, the Option is granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees (or other service providers) as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company which complies with Treasury Regulation Section 1.409A-1(b)(5)(v)(D) or the Option is otherwise structured to be exempt from or compliant with Section 409A.  Except as otherwise provided in Section 7.3, the term of each Option shall be as specified by the Committee; provided, however, that no Options shall be exercisable later than 10 years after the Grant Date.  Options may be granted with respect to Restricted Stock or shares of Common Stock that are not Restricted Stock, as determined by the Committee in its sole discretion.

7.3          Restrictions Relating to Incentive Stock Options.

(a)           Options granted in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 7.2, comply with Section 422(b) of the Code.  To the extent the aggregate Fair Market Value (determined as of the dates the respective Incentive Stock Options are granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of Cinco and its Affiliates exceeds $100,000, such excess Incentive Stock Options shall be treated as options that do not constitute Incentive Stock Options.  The Committee shall determine, in accordance with the applicable provisions of the Code, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination.  The price at which a share of Common Stock may be purchased upon exercise of an Incentive Stock Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date.  No Incentive Stock Option shall be granted to an Employee under the Plan if, at the time such Option is granted, such Employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of Cinco or of its Affiliates unless (i) on the Grant Date of such Option, the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the Grant Date of the Option.

(b)           Each Participant awarded an Incentive Stock Option shall notify Cinco in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such Incentive Stock Option.  A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the Grant Date of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option.

7.4          Exercise of Options.

(a)           Subject to the terms and conditions of the Plan, Options shall be exercised by the delivery of a written notice of exercise to Cinco, setting forth the number of whole shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for such shares.

(b)           Upon exercise of an Option, the exercise price of the Option shall be payable to Cinco in full either (i) in cash or an equivalent acceptable to the Committee, (ii) in the sole discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee, (A) by tendering one or more previously acquired nonforfeitable, unrestricted shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total exercise price or (B) by surrendering a sufficient portion of the shares with respect to which the Option is exercised having an aggregate Fair Market Value at the time of exercise equal to the total exercise price or (iii) in a combination of the forms specified in (i) or (ii) of this subsection; provided, however, that payment of the exercise price by means of tendering or surrendering shares of Common Stock shall not be permitted when the same may, in the reasonable opinion of the Committee, cause Cinco to record a loss or expense as a result thereof.

(c)           During such time as the Common Stock is registered under Section 12 of the Exchange Act, to the extent permissible under applicable law, payment of the exercise price of an Option may also be made, in the absolute discretion of the Committee, by delivery to Cinco or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to Cinco to pay the exercise price and any required withholding taxes.

(d)           As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, Cinco shall (i) deliver to the Participant, in the Participant’s name or the name of the Participant’s designee, a stock certificate or certificates in an appropriate aggregate amount based upon the number of shares of Common Stock purchased under the Option or (ii) cause to be issued in the Participant’s name or the name of the Participant’s designee, in book-entry form, an appropriate number of shares of Common Stock based upon the number of shares purchased under the Option.

7.5          Termination of Employment or Service.  Each Award Agreement embodying the Award of an Option may set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Company.  Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all Options granted under the Plan and may reflect distinctions based on the reasons for termination of employment or service.  In the event a Participant’s Award Agreement embodying the award of an Option does not set forth such termination provisions, the following termination provisions shall apply with respect to such Award:

(a)           Termination For Cause.  If the employment or service of a Participant shall terminate for Cause, each outstanding Option held by the Participant shall automatically terminate as of the date of such termination of employment or service, and the right to exercise the Option shall immediately terminate.

(b)           Termination By Reason of Death or Disability.  In the event of a Participant’s termination of employment or service by reason of the death or by the Company on account of Disability, each outstanding Option shall remain outstanding and may be exercised by the person who acquires the Option by will or the laws of descent and distribution, or by the Participant, as the case may be, but only (i) within the one year period following the date of termination on account of death or Disability (if otherwise prior to the date of expiration of the Option), and not thereafter, and (ii) to purchase the number of shares of Common Stock that were subject to purchase upon exercise of the Option at the time of such termination, plus the number of shares of Common Stock that would have become purchasable upon the next vesting date.

(c)           Termination For Reasons Other Than Cause, Death or Disability.  If a Participant’s employment or service with Cinco and its Affiliates is terminated voluntarily by the Participant or by action of Cinco or an Affiliate for reasons other than for Cause or Disability or termination as a result of the Participant’s death, an Option may be exercised, but only (i) within three months after such termination (if otherwise prior to the date of expiration of the Option), and not thereafter, and (ii) to purchase the number of shares of Common Stock, if any, that could be purchased upon exercise of the Option at the date of termination of the Participant’s employment or service.

Notwithstanding the foregoing, except in the case of death, an Option will not be treated as an Incentive Stock Option unless at all times beginning on the Grant Date and ending on the day three months (one year in the case of a Participant who is “disabled” within the meaning of Section 22(e)(3) of the Code) before the date of exercise of the Option, the Participant is an employee of Cinco or a “parent corporation” or a “subsidiary corporation” of Cinco, as those terms are defined in Sections 424(e) and (f) of the Code, respectively (or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an option in a transaction to which Section 424(a) of the Code applies).

ARTICLE VIII.

STOCK APPRECIATION RIGHTS

8.1          General.

(a)           The Committee may grant Awards in the form of SARs in such numbers and at such times as it shall determine.  SARs shall vest and be exercisable in whole or in such installments and at such times as may be determined by the Committee.  The price at which SARs may be exercised shall be determined by the Committee but shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless (i) the SARs are granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees (or other service providers) as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company which complies with Treasury Regulation Section 1.409A-1(b)(5)(v)(D) or (ii) the SARs are otherwise structured to be exempt from or compliant with Section 409A.  The term of each SAR shall be as specified by the Committee; provided, however, that no SARs shall be exercisable later than 10 years after the Grant Date.  At the time of an Award of SARs, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the SARs, including without limitation rules pertaining to the termination of employment or service (by reason of death, permanent and total disability, or otherwise) of a Participant prior to exercise of the SARs, as it determines are necessary or appropriate, provided they are not inconsistent with the Plan.

(b)           SARs may be granted only to Employees, Outside Directors or other individuals performing services for Cinco or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with Cinco and ending with the corporation or other entity for which the Employee, Outside Director or other individual or entity performs services.  For purposes of this Section, “controlling interest” means (a) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock entitled to vote of such corporation or at least 50% of the total value of shares of all classes of stock of such corporation; (b) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (c) in the case of a sole proprietorship, ownership of the sole proprietorship; or (d) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation Section 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate.

8.2          Exercise of SARs.  SARs shall be exercised by the delivery of a written notice of exercise to Cinco, setting forth the number of whole shares of Common Stock with respect to which the Award is being exercised.  Upon the exercise of SARs, the Participant shall be entitled to receive an amount equal to the excess of the aggregate Fair Market Value of the shares of Common Stock with respect to which the Award is exercised (determined as of the date of such exercise) over the aggregate exercise price of such shares.  Such amount shall be payable to the Participant in cash and/or shares of Common Stock, as provided in the Award Agreement.

ARTICLE IX.

RESTRICTED STOCK

9.1          General.  Awards may be granted in the form of Restricted Stock in such numbers and at such times as the Committee shall determine.  The Committee shall impose such terms, conditions and restrictions on Restricted Stock as it may deem advisable, including without limitation providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award and restrictions under applicable Federal or state securities laws.  A Participant shall not be required to make any payment for Restricted Stock unless required by the Committee pursuant to Section 9.2.

9.2          Purchased Restricted Stock.  The Committee may in its sole discretion require a Participant to pay a stipulated purchase price for each share of Restricted Stock.

9.3          Restricted Period.  At the time an Award of Restricted Stock is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock.  Each Award of Restricted Stock may have a different Restricted Period in the sole discretion of the Committee.

9.4          Other Terms and Conditions.  Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes.  Restricted Stock awarded to a Participant under the Plan shall be registered in the name of the Participant or, at the option of Cinco, in the name of a nominee of Cinco, and shall be issued in book-entry form or represented by a stock certificate.  Subject to the terms and conditions of the Award Agreement, a Participant to whom Restricted Stock has been awarded shall have the right to receive dividends thereon during the Restricted Period, to vote the Restricted Stock and to enjoy all other stockholder rights with respect thereto, except that (a) Cinco shall retain custody of any certificates evidencing the Restricted Stock during the Restricted Period and (b) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restricted Period.  A breach of the terms and conditions established by the Committee pursuant to the Award of the Restricted Stock may result in a forfeiture of the Restricted Stock.  At the time of an Award of Restricted Stock, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock, including without limitation rules pertaining to the termination of employment or service (by reason of death, permanent and total disability, retirement, cause or otherwise) of a Participant prior to expiration of the Restricted Period.

9.5          Miscellaneous.  Nothing in this Article shall prohibit the exchange of shares of Restricted Stock pursuant to a plan of merger or reorganization for stock or other securities of Cinco or another corporation that is a party to the reorganization, provided that the stock or securities so received in exchange for shares of Restricted Stock shall, except as provided in Article XIII, become subject to the restrictions applicable to such Restricted Stock.  Any shares of Common Stock received as a result of a stock split or stock dividend with respect to shares of Restricted Stock shall also become subject to the restrictions applicable to such Restricted Stock.

ARTICLE X.

RESTRICTED STOCK UNITS

10.1        General.  Awards may be granted in the form of Restricted Stock Units in such numbers and at such times as the Committee shall determine.  The Committee shall impose such terms, conditions and restrictions on Restricted Stock Units as it may deem advisable, including without limitation prescribing the period over which and the conditions upon which a Restricted Stock Unit may become vested or be forfeited, and providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award.  Upon the lapse of restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the Award Agreement.  A Participant shall not be required to make any payment for Restricted Stock Units.

10.2        Restricted Period.  At the time an Award of Restricted Stock Units is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock Units.  Each Award of Restricted Stock Units may have a different Restricted Period in the sole discretion of the Committee.

10.3        Cash Dividend Rights and Dividend Unit Rights.  The Committee may, in its sole discretion, grant a tandem Cash Dividend Right or Dividend Unit Right grant with respect to Restricted Stock Units.  A grant of Cash Dividend Rights may provide that such Cash Dividend Rights shall be paid directly to the Participant at the time of payment of related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem Award (with or without interest in the sole discretion of the Committee), or be subject to such other provisions or restrictions as determined by the Committee in its sole discretion.  A grant of Dividend Unit Rights may provide that such Dividend Unit Rights shall be subject to the same vesting and payment provisions as the tandem Award or be subject to such other provisions and restrictions as determined by the Committee in its sole discretion.

10.4        Other Terms and Conditions.  At the time of an Award of Restricted Stock Units, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock Units, including without limitation rules pertaining to the termination of employment or service (by reason of death, Disability, retirement, Cause or otherwise) of a Participant prior to expiration of the Restricted Period.

ARTICLE XI.

PERFORMANCE AWARDS

11.1        General.  Awards may be granted in the form of Performance Awards that may be payable in the form of cash, shares of Common Stock or a combination of both, in such amounts and at such times as the Committee shall determine.  Performance Awards shall be conditioned upon the level of achievement of one or more stated performance goals over a specified performance period that shall not be shorter than one year.  Performance Awards may be combined with other Awards to impose performance criteria as part of the terms of such other Awards.

11.2        Terms and Conditions.  Each Award Agreement embodying a Performance Award shall set forth (a) the amount, including a target and maximum amount if applicable, a Participant may earn in the form of cash or shares of Common Stock or a formula for determining such amount, (b) the performance criteria and level of achievement versus such criteria that shall determine the amount payable or number of shares of Common Stock to be granted, issued, retained and/or vested, (c) the performance period over which performance is to be measured, (d) the timing of any payments to be made, (e) restrictions on the transferability of the Award and (f) such other terms and conditions as the Committee may determine that are not inconsistent with the Plan.

11.3        Code Section 162(m) Requirements.  From and after the date on which remuneration paid (or Awards granted) pursuant to the Plan becomes subject to the deduction limitation of Section 162(m) of the Code, the Committee shall have the discretion to determine whether all or any portion of a Performance Award shall be intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code (the “162(m) Requirements”).  The performance criteria for any Performance Award that is intended to satisfy the 162(m) Requirements shall be established in writing by the Committee based on one or more performance goals as set forth in Section 11.4 not later than 90 days after commencement of the performance period with respect to such Award, provided that the outcome of the performance in respect of the goals remains substantially uncertain as of such time.  The maximum amount that may be paid in cash pursuant to Performance Awards granted to a Participant with respect to a Cinco’s fiscal year that are intended to satisfy the 162(m) Requirements is $2,500,000; provided, however, that such maximum amount with respect to a Performance Award that provides for a performance period longer than one fiscal year shall be the foregoing limit multiplied by the number of full fiscal years in the performance period.  At the time of the grant of a Performance Award and to the extent permitted under Code Section 162(m) and regulations thereunder for a Performance Award intended to satisfy the 162(m) Requirements, the Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.

11.4        Performance Goals.  The performance measure(s) to be used for purposes of Performance Awards shall be set in the Committee’s sole discretion and may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed or with respect to which the Participant performs services, and may consist of one or more or any combination of the following criteria: (a)

earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis), (b) return on equity, (c) total stockholder return (either absolute or compared to a peer group or index), (d) return on assets or net assets, (e) return on capital or invested capital and other related financial measures, (f) return on investment, (g) cash flow from operations, free cash flow, EBITDA or EBITDAX, (h) revenues, (i) income or operating income, (j) expenses or costs or expense levels or cost levels (absolute or per unit), (k) one or more operating ratios, (l) stock price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time), (m) operating profit, (n) profit margin, (o) capital expenditures, (p) net borrowing, debt leverage levels, credit quality or debt ratings, (q) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions, (r) net asset value per share, (s) economic value added, (t) individual business objectives, (u) growth in production or gas or oil production, (v) oil and gas reserves or growth or additions in reserves, (w) oil and gas replacement ratio(s),(x) finding and development cost per unit, (y) cost reduction targets, and/or (z) ratio of debt to proved reserves.  These criteria may be applied to an individual holder of a Performance Award, the Company as a whole or a relevant portion of the Company’s operations.  The performance goals established using these criteria may be expressed on an absolute or a relative basis, and may employ comparisons based on internal targets or the performance of other companies, or the historical performance of the Company or any of its operating units or divisions.  Any earnings-based measures may use comparisons related to capital, shareholder’s equity, shares outstanding, assets or net assets.

11.5        Certification and Negative Discretion.  Prior to the payment of any compensation pursuant to a Performance Award that is intended to satisfy the 162(m) Requirements, the Committee shall certify the extent to which the performance goals and other material terms of the Award have been achieved or satisfied.  The Committee in its sole discretion shall have the authority to reduce, but not to increase, the amount payable and the number of shares to be granted, issued, retained or vested pursuant to a Performance Award.

ARTICLE XII.

STOCK AWARDS AND OTHER INCENTIVE AWARDS

12.1        Stock Awards.  Stock Awards may be granted to Participants upon such terms and conditions as the Committee may determine.  Shares of Common Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration.  The Committee shall determine the number of shares of Common Stock to be issued pursuant to a Stock Award.  The Committee may in its sole discretion require a Participant to pay a stipulated purchase price for each share of Common Stock covered by a Stock Award.

12.2        Other Incentive Awards.  Other Incentive Awards may be granted in such amounts, upon such terms and at such times as the Committee shall determine.  Other Incentive Awards may be granted based upon, payable in or otherwise related to, in whole or in part, shares of Common Stock if the Committee, in its sole discretion, determines that such Other Incentive Awards are consistent with the purposes of the Plan.  Such Awards may include, but are not limited to, Common Stock awarded as a bonus, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, Awards with value and payment contingent upon Cinco’s performance or any other factors designated by the Committee, and awards valued by reference to the book value of Common Stock or the value of securities of or the performance of specified subsidiaries.  Long-term cash Awards also may be made under the Plan.  Cash Awards also may be granted as an element of or a supplement to any Awards permitted under the Plan.  Awards may also be granted in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensation arrangements, subject to any applicable provision under Section 16 of the Exchange Act. Each grant of an Other Incentive Award shall be evidenced by an Award Agreement that shall specify the amount of the Other Incentive Award and the terms, conditions, restrictions and limitations applicable to such Award.  Payment of Other Incentive Awards shall be made at such times and in such form, which may be cash, shares of Common Stock or other property (or a combination thereof), as established by the Committee, subject to the terms of the Plan.

ARTICLE XIII.

CHANGE OF CONTROL

13.1        Vesting of Awards.  Except as provided otherwise in an Award Agreement, notwithstanding any provision of this Plan to the contrary, in the event of a Change of Control, any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, an Award granted hereunder shall be accelerated or waived (assuming with respect to any Performance Awards, all performance criteria and other conditions are achieved or fulfilled at target level) so that:

(a)           if no exercise of the Award is required, the Award may be realized in full at the time of the occurrence of the Change of Control (the “Change Effective Time”), or

(b)           if exercise of the Award is required, the Award may be exercised in full at the Change Effective Time;

provided, however, that with respect to any Award that consists of nonexempt deferred compensation within the meaning of Section 409A, in the event of a Change of Control that does not satisfy the requirements for a change in the ownership or effective control of Cinco or a change in the ownership of a substantial portion of the assets of Cinco within the meaning of Section 409A (a “Section 409A Change in Control”), then delivery of payment with respect to such Award as provided herein shall be made upon the earliest of (i) the Participant’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), (ii) the Participant’s becoming disabled (within the meaning of Treasury Regulation Section 1.409A-3(i)(4)), (iii) the Participant’s death or (iv) a Section 409A Change in Control; provided, however, that delivery of payment upon separation from service to a Participant who is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the date of his or her separation from service shall be delayed for a period of six months after the Participant’s separation from service (or, if earlier than the end of the six-month period, the date of death of the Participant).

13.2        Assumption of Awards.  Upon a Change of Control where Cinco is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised before the Change of Control will be assumed by or replaced with comparable options or rights in the surviving corporation (or a parent of the surviving corporation) in accordance with Section 424(a) of the Code and the regulations thereunder (or Section 409A, if applicable), and other outstanding Awards will be converted into similar awards of the surviving corporation (or a parent of the surviving corporation).

13.3        Cancellation of Awards.  Notwithstanding the foregoing, in the event of a Change of Control of Cinco, then the Committee, in its discretion, may, no later than the effective time of such Change of Control, require any Participant holding an Award to surrender such Award in exchange for (a) with respect to each share of Common Stock subject to an Option or SAR (whether or not vested), payment by the Company (or a successor), in cash or other property, of an amount equivalent in value to the excess of the value of the consideration received for each share of Common Stock by holders of Common Stock in connection with such Change of Control (the “Change of Control Consideration”) over the exercise price or grant price per share, (b) with respect to each share of Common Stock subject to an Award of Restricted Stock Units or Other Incentive Awards, and related Cash Dividend Rights and Dividend Unit Rights (if applicable), payment by the Company (or a successor), in cash or other property, of an amount equivalent to the value of any such Cash Dividend Rights and Dividend Unit Rights plus the value of the Change of Control Consideration for each share covered by the Award, assuming all restrictions or limitations (including risks of forfeiture) have lapsed and (c) with respect to a Performance Award, payment by the Company (or a successor), in cash or other property, of an amount equivalent to the value of such Award, as determined by the Committee, taking into account, to the extent applicable, the Change of Control Consideration, and assuming all performance criteria and other conditions to payment of such Awards are achieved or fulfilled to the maximum extent possible.  Payments made upon a Change of Control pursuant to this Section shall be made no later than the date on which the Change of Control occurs.  Notwithstanding the foregoing, with respect to any Award that consists of nonexempt deferred compensation within the meaning of Section 409A, in the event of a Change of Control that is not a Section 409A Change in Control, then delivery of payment with respect to such Award as provided herein shall be made upon the earliest of (i) the Participant’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), (ii) the Participant’s becoming disabled (within the meaning of Treasury Regulation Section 1.409A-3(i)(4)), (iii) the Participant’s death or (iv) a Section 409A Change in Control; provided, however, that delivery of payment upon separation from service to a Participant who is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the date of his or her separation from service shall be delayed for a period of six months after the Participant’s separation from service (or, if earlier than the end of the six-month period, the date of death of the Participant).

ARTICLE XIV.

AMENDMENT AND TERMINATION

14.1        Plan Amendment and Termination.  The Board may at any time suspend, terminate, amend or modify the Plan, in whole or in part; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the holders of at least a majority of the shares of Common Stock if (a) such amendment or modification increases the maximum number of shares subject to the Plan (except as provided in Article IV) or changes the designation or class of persons eligible to receive Awards under the Plan or (b) counsel for Cinco determines that such approval is otherwise required by or necessary to comply with applicable law or the listing requirements of an exchange or association on which the Common Stock is then listed or quoted.  An amendment to the Plan generally will not require stockholder approval if it curtails rather than expands the scope of the Plan, nor if it is made to conform the Plan to statutory or regulatory requirements, such as, without limitation, Section 409A.  Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination.  Except as otherwise provided herein, no suspension, termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the consent of the Participant (or the Permitted Transferee) holding such Award.  Notwithstanding the foregoing, Cinco may amend any Award Agreement to be exempt from Section 409A or to comply with the requirements of Section 409A or to modify any provision that causes an Award that is intended to be classified as an “equity instrument” under FASB ASC Topic 718 (formerly FAS 123R) to be classified as a liability on Cinco’s financial statements.

14.2        Award Amendment and Cancellation.  The Committee may amend the terms of any outstanding Award granted pursuant to the Plan, but except as otherwise provided herein, no such amendment shall adversely affect in any material way the Participant’s (or a Permitted Transferee’s) rights under an outstanding Award without the consent of the Participant (or the Permitted Transferee) holding such Award.

ARTICLE XV.

MISCELLANEOUS

15.1        Award Agreements.  After the Committee grants an Award under the Plan to a Participant, Cinco and the Participant shall enter into an Award Agreement setting forth the terms, conditions, restrictions and limitations applicable to the Award and such other matters as the Committee may determine to be appropriate.  The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the Participant in connection with any Award; provided, however, that any permitted deferrals shall be structured to meet the requirements of Section 409A.  Awards that are not paid currently shall be recorded as payable on Cinco’s records for the Plan.  The terms and provisions of the respective Award Agreements need not be identical.  All Award Agreements shall be subject to the provisions of the Plan, and in the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.  All Awards under the Plan are intended to be structured in a manner that will either comply with or be exempt from Section 409A.

15.2        Listing; Suspension.

(a)           If and as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system.  Cinco shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b)           If at any time counsel to Cinco or its Affiliates shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on Cinco or its Affiliates under the laws of any applicable jurisdiction, Cinco or its Affiliates shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on Cinco or its Affiliates.

(c)           Upon termination of any period of suspension under this Section, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award unless otherwise determined by the Committee in its sole discretion.

15.3        Additional Conditions.  Notwithstanding anything in the Plan to the contrary (a) the Committee may, if it shall determine it necessary or desirable in its sole discretion, at the time of grant of any Award or the issuance of any shares of Common Stock pursuant to any Award, require the recipient of the Award or such shares of Common Stock, as a condition to the receipt thereof, to deliver to Cinco a written representation of present intention to acquire the Award or such shares of Common Stock for his own account for investment and not for distribution, (b) the certificate for shares of Common Stock issued to a Participant may include any legend that the Committee deems appropriate to reflect any restrictions on transfer and (c) all certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange or association upon which the Common Stock is then listed or quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

15.4        Transferability.

(a)           All Awards granted to a Participant shall be exercisable during his lifetime only by such Participant, or if applicable, a Permitted Transferee as provided in subsection (c) of this Section; provided, however, that in the event of a Participant’s legal incapacity, an Award may be exercised by his guardian or legal representative.  When a Participant dies, the personal representative, beneficiary, or other person entitled to succeed to the rights of the Participant may acquire the rights under an Award.  Any such successor must furnish proof satisfactory to Cinco of the successor’s entitlement to receive the rights under an Award under the Participant’s will or under the applicable laws of descent and distribution.

(b)           Except as otherwise provided in this Section, no Award shall be subject to execution, attachment or similar process, and no Award may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution.  Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by the Plan or the Award Agreement shall be null and void and without effect.

(c)           If provided in the Award Agreement, Nonqualified Stock Options may be transferred by a Participant to a Permitted Transferee.  For purposes of the Plan, “Permitted Transferee” means (i) a member of a Participant’s immediate family, (ii) any person sharing the Participant’s household (other than a tenant or employee of the Participant), (iii) trusts in which a person listed in (i) or (ii) above has more than 50% of the beneficial interest, (iv) a foundation in which the Participant or a person listed in (i) or (ii) above controls the management of assets, (v) any other entity in which the Participant or a person listed in (i) or (ii) above owns more than 50% of the voting interests, provided that in the case of the preceding clauses (i) through (v), no consideration is provided for the transfer and (vi) any transferee permitted under applicable securities and tax laws as determined by counsel to Cinco.  In determining whether a person is a “Permitted Transferee,” immediate family members shall include a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

(d)           Incident to a Participant’s divorce, the Participant may request that Cinco agree to observe the terms of a domestic relations order which may or may not be part of a qualified domestic relations order (as defined in Code Section 414(p)) with respect to all or a part of one or more Awards made to the Participant under the Plan.  Cinco’s decision regarding such a request shall be made by the Committee, in its sole and absolute discretion, based upon the best interests of Cinco.  The Committee’s decision need not be uniform among Participants.  As a condition of participation, a Participant agrees to hold Cinco harmless from any claim that may arise out of Cinco’s observance of the terms of any such domestic relations order.

15.5        Withholding Taxes.  The Company shall be entitled to deduct from any payment made under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Participant to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of Common Stock under the Plan, and shall be entitled to deduct from any other compensation payable to the Participant any withholding obligations with respect to Awards.  In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from or with respect to an Award by (a) withholding shares of Common Stock from any payment of Common Stock due as a result of such Award, or (b) permitting the Participant to deliver to the Company previously acquired shares of Common Stock, in each case having an aggregate Fair Market Value equal to the amount of such required withholding taxes.  No payment shall be made and no shares of

Common Stock shall be issued pursuant to any Award unless and until the applicable tax withholding obligations have been satisfied.

15.6        No Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award granted hereunder, provided that the Committee in its sole discretion may round fractional shares down to the nearest whole share or settle fractional shares in cash.

15.7        Notices.  All notices required or permitted to be given or made under the Plan or pursuant to any Award Agreement (unless provided otherwise in such Award Agreement) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (c) sent by prepaid overnight courier service or (d) sent by telecopy or facsimile transmission, with confirmation receipt, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith.  Such notices shall be effective (a) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (b) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefore or (c) if sent by telecopy or facsimile transmission, when the answer back is received.  Cinco or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices.  Until such address is changed in accordance herewith, notices hereunder or under an Award Agreement shall be delivered or sent (a) to a Participant at his address as set forth in the records of the Company or (b) to Cinco at the principal executive offices of Cinco clearly marked “Attention:  President and Chief Executive Officer.”

15.8        Compliance with Law and Stock Exchange or Association Requirements; Disclosure.  In addition, it is the intent of Cinco that Options designated Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, that Awards intended to constitute “qualified performance-based awards” comply with the applicable provisions of Section 162(m) of the Code, and that all Awards, including any deferral of the receipt of the payment of cash or the delivery of shares of Common Stock that the Committee may permit or require, either be exempt from Section 409A or, if not exempt, comply with the requirements of Section 409A.  To the extent that any legal requirement of Section 16 of the Exchange Act or Sections 422 or 162(m) of the Code or Section 409A as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Section 422 or 162(m) of the Code or Section 409A, that Plan provision shall cease to apply.  Any legal requirement of Section 16 of the Exchange Act or Section 162(m) of the Code as set forth in the Plan shall only be effective in the event the Common Stock is registered under Section 12 of the Exchange Act.  Any provision of this Plan to the contrary notwithstanding, the Committee may revoke any Award if it is contrary to law, governmental regulation or stock exchange or association requirements or modify an Award to bring it into compliance with any government regulation or stock exchange or association requirements.  The Committee may agree to limit its authority under this Section.  In addition, by accepting or exercising any Award granted under the Plan (or any Prior Plan) and while applicable, the Participant agrees to abide and be bound by any policies adopted by Cinco pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or exchange listing standards promulgated thereunder calling for the repayment and/or forfeiture of any Award or payment resulting from an accounting restatement. Such repayment and/or forfeiture provisions shall apply whether or not the Participant is employed by or affiliated with Cinco.  To comply with Rule 701 promulgated under the Securities Act while the Common Stock is not registered under Section 12 of the Exchange Act, the Company shall provide each Participant with a copy of the Plan.  In addition, if the number of shares sold during any consecutive 12-month period has an aggregate sales price exceeding $5,000,000, the Company will also provide each Participant with a summary of the material terms of the Plan, information about the risks associated with the shares, and Company financial statements as required by Rule 701.

15.9        Binding Effect.  The obligations of Cinco under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of Cinco, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of Cinco.  The terms and conditions of the Plan shall be binding upon each Participant and his Permitted Transferees, heirs, legatees, distributees and legal representatives.

15.10      Severability.  If any provision of the Plan or any Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

15.11      No Restriction of Corporate Action.  Nothing contained in the Plan shall be construed to prevent Cinco or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan) that is deemed by Cinco or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Awards made or to be made under the Plan.  No Participant or other person shall have any claim against Cinco or any Affiliate as a result of such action.

15.12      Governing Law.  The Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Delaware except as superseded by applicable federal law.

15.13      No Right, Title or Interest in Company Assets.  No Participant shall have any rights as a stockholder of Cinco as a result of participation in the Plan until the date of issuance of Common Stock in his name and, in the case of Restricted Stock, unless and until such rights are granted to the Participant pursuant to the Plan.  To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company, and such person shall not have any rights in or against any specific assets of the Company.  All Awards shall be unfunded.

15.14      Risk of Participation.  Nothing contained in the Plan shall be construed either as a guarantee by Cinco or its Affiliates, or their respective stockholders, directors, officers or employees, of the value of any assets of the Plan or as an agreement by Cinco or its Affiliates, or their respective stockholders, directors, officers or employees, to indemnify anyone for any losses, damages, costs or expenses resulting from participation in the Plan.

15.15      No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including without limitation Cinco and the Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including without limitation federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Awards or payments thereunder made to or for the benefit of a Participant under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

15.16      Continued Employment or Service.  Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant the right to continue in the employ or service of the Company, or interfere in any way with the rights of the Company to terminate a Participant’s employment or service at any time, with or without cause.  The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of Cinco or an Affiliate to the Participant.

15.17      Miscellaneous.  Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof.  The use of the masculine gender shall also include within its meaning the feminine.  Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.

15.18      Participating Affiliates.  With the consent of the Committee, any Affiliate that is not considered a single employer with Cinco under Code Section 414(b) or Code Section 414(c) may adopt the Plan for the benefit of its Employees by written instrument delivered to the Committee before the grant to the Affiliate’s Employees under the Plan of any Award subject to Section 409A.

IN WITNESS WHEREOF, this Plan has been executed on this 15th day of December, 2011, to be effective as of the Effective Date.

CINCO RESOURCES, INC.

By:	/s/ Jon Glass
Jon Glass, President and Chief Executive Officer